EXHIBIT 10.22

THIRD AMENDMENT

TO

SEPARATION AND RELEASE AGREEMENT

This Third Amendment to Separation Agreement (this  “Third Amendment”) is entered into effective as of May  1, 2015,  by and between Reading International, Inc. (the “Company”) and Andrzej Matyczynski (“Executive”) and amends that certain Separation and Release Agreement dated as of May 30, 2014 (the “Initial SRA”), as previously amended by that certain First Amendment of Separation and Release Agreement dated effective August 6, 2014 (the “First Amendment”) and that certain Second Amendment to Separation and Release Agreement dated effective November 26, 2014 (collectively with the Initial SRA and the First Amendment, the “Amended SRA”).

Any defined terms not specifically defined in this Third Amendment have the same meanings as set forth in the Amended SRA.    Except as specifically amended by this Third Amendment, the Amended SRA remains in full force and effect and has not been modified or amended in any respect, its terms and conditions are incorporated herein by reference, and none of the respective rights or obligations of the parties thereunder has been waived or released.

1.

Retirement Date:   Section 1 of the First Amendment is hereby deleted in its entirety and replaced with the following:  “Executive’s “Retirement Date” will be the last day Services are provided during the period starting on the date of this Agreement and ending on April 15, 2016, or such earlier termination date  (such period, the “Term”).  After May 11, 2015, on which date Executive shall cease to serve as the Company’s Chief Financial Officer and Treasurer, Executive shall serve as a financial advisor to the Company principally to assist in the transition of the Company to its new chief financial officer and to provide such additional financial advisory services as the Company may from time to time request.  It is understood that these services will be provided as a full time employee of the Company;  such services being referred as the “Services” for purposes of this Third Amendment and superseding the prior definition of “Services” as used in the Amended SRA

2.

Deferred Compensation:  Section 2 of the Second Amendment is hereby deleted in its entirety and replaced with the following:   “The third sentence of Section 4.1(d) is amended to change the reference to the “2014 plan year” to the “2015 plan year,” to change the reference to “$50,000” to 21,875,”  and thereafter to change the reference to “2014” to “2015.”   In addition, it is agreed that the Company will make a 2015 contribution to Executive’s Deferred Compensation plan, in the amount of $150,000 ($75,000 more than currently provided for in the Executive’s Deferred Compensation Plan).

3.

Venue:  Notwithstanding any other provision of the Amended SRA, it is agreed that during the Term, Executive may do a majority of his work from his home in Atlanta, Georgia.    Executive will only be required to be at the Company’s Los Angeles offices for a total of seventeen (17) weeks (Monday through Thursday) between the date hereof and the Retirement Date.   It is anticipated that the parties will work together to schedule such time in full week blocks, one week in one month, two weeks in the next month, one week in the next month, etc.   The Company will promptly reimburse Executive for all reasonable travel expenses (against reasonable documentation), including airfare, hotel and car rental (such travel expenses not to exceed $1,500.00 per weekly trip).

4.

Salary:  Section 4.1 of the Original SRA is hereby amended to provide that, effective January 1, 2015 and for the balance of the Term, Executive shall be paid as compensation for the performance of his duties hereunder and under the Amended SRA, at a rate of $312,000 per annum, in accordance with the Company’s standard payment practices, prorated for the period January 1, 2016 through and including April 15, 2016.

5.

Stock Option Vesting:  Of the previously granted unvested Class A Stock options, 12,500 shall continue to vest on August 22, 2015.  The balance of Executive’s Class A Stock options previously granted, totaling 12,500, shall vest on April 15, 2016, rather than August 22, 2016.  As to any Class A Stock options vested as of the Retirement Date, the Executive shall have eighteen (18) months from his Retirement Date to exercise same, rather than three (3) months.

6.

Release:  Executive hereby affirms in all respects his Release of the Released Parties set forth in the Initial SRA as though made on the date hereof, as well as all other terms and conditions of the Amended SRA, including, without limitation, Sections 3, 5 and 6.

In Witness Whereof this Third Amendment is executed and delivered effective of the date first set forth above.

Reading International, Inc.

By:__/s/ James J. Cotter________

James J. Cotter, Jr.

Chief Executive Officer

Executive:

__/s/ Andrzej Matyczynski______

Andrzej Matycazynski